Exhibit 99.1
MOBILE MINI NAMES JAMES J. MARTELL TO BOARD OF DIRECTORS
Enhances Corporate Governance Practices
Tempe, Arizona — December 14, 2009 — Mobile Mini, Inc. (NASDAQ GS: MINI) today announced that its Board of Directors has elected James J. Martell, a logistics and transportation industry veteran who is currently Chairman of Express-1 Expedited Solutions, Inc. (AMEX: XPO), as a Director effective January 1, 2010. He replaces Michael E. Donovan who will leave the Board on December 31, 2009 in accordance with the terms of a June 2008 stockholders agreement with Welsh, Carson, Anderson & Stowe and other stockholders of the Company. After December 31, 2009, Welsh, Carson, Anderson & Stowe will also have a non-voting observer on the Board, in accordance with the terms of the stockholders agreement.
Steven Bunger, Chairman, President and Chief Executive Officer, said, “Jim Martell brings 30 years of experience in the transportation and logistics sectors and will be another strong independent voice on our Board. We are pleased to welcome Jim and expect him to make a major contribution to the Company’s continuing progress. On behalf of the Board, I also want to thank Michael Donovan for his substantial contributions to the Company’s development over the past year and a half.”
Mobile Mini also announced that its Board has approved updates to the Company’s corporate governance policies as part of its ongoing efforts to enhance corporate governance. These actions include:
•	Expiration of Shareholder Rights Plan — The Board will not renew the Shareholder Rights Plan (a so-called “Poison Pill”) when it expires on December 30, 2009. The Board adopted a policy under which Mobile Mini will seek stockholder approval prior to the adoption of a rights plan, unless the Board, in the exercise of its fiduciary duties, determines that it is in the best interests of the Company and its stockholders to adopt a rights plan without such stockholder approval. The policy also states that if a shareholder rights plan is adopted without prior stockholder approval, the rights plan will expire within one year unless ratified by stockholders.

•	“Say On Pay” — The Board adopted a policy under which the Company will hold an advisory vote of stockholders on its executive compensation philosophy, policies and practices every three years, beginning with its 2010 Annual Meeting.
Mr. Bunger continued, “These enhancements to the Company’s governance policies are the result of a review conducted by the Board in light of the upcoming expiration of the shareholder rights plan. The changes reflect current good governance practices, and the Board believes they are in the best interests of Mobile Mini and its stockholders.”

The new policies are available at www.mobilemini.com.
James Martell, 54, is Chairman of the Board at Express-1 and has been a Director since 2005. He has acted, and continues to act, as a consultant to Welsh, Carson, Anderson & Stowe and is a director of two of the firm’s private portfolio companies, Ozburn-Hessey Logistics and Vision Holdings Logistics. From 1999 through 2004, Mr. Martell was CEO of SmartMail Services, Inc., a high-volume shipper of flats and parcels for corporate mailings. SmartMail was acquired by Deutsche Post AG in 2004. From 1993 to 1998, he was executive vice president of the Americas for UTI Worldwide Inc., a publicly traded global integrated logistics company with revenues in excess of $500 million in 1998. From 1990 to 1993, Mr. Martell was CEO of Burlington Air Express Canada. From 1985 to 1989, he was general manager of Federal Express Canada Limited and its predecessor companies, where he launched Federal Express Corporation’s Canadian operation. From 1979 to 1985, he was regional manager for industrial engineering at Federal Express and from 1975 to 1979, he was a station/city manager for United Parcel Service. He also serves as a director of privately held 3PD and Cirrus Air Craft. He received his B.S. in Business Administration from Michigan Technological University.
About Mobile Mini

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 260,000 portable storage and office units with 91 branches and 27 operational yards in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.
This news release contains “forward-looking statements” within the meaning of the securities laws. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of the Company and its subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, intentions, or expectations of the Company for future events and any statement of assumptions underlying any of the foregoing.
CONTACT:
Mark Funk
Executive VP & CFO
Mobile Mini, Inc.
(480) 477-0241

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